Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 31st day of March, 2015 (the “Fifth Amendment Effective Date”), by and between SILICON VALLEY BANK, a California corporation (“Bank”) and AEROHIVE NETWORKS, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 21, 2012 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the Revolving Line, (ii) extend the Revolving Line Maturity Date, (iii) increase the Non-Formula Amount, (iv) remove the EXIM sublimit, and (v) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Payoff of TriplePoint Indebtedness. Bank and Borrower hereby agree that the proceeds of the initial Advance made on the Fifth Amendment Effective Date (the “Initial Fifth Amendment Advance”) shall be used to pay off, on the Fifth Amendment Effective Date, all of the TriplePoint Indebtedness existing immediately prior to the Fifth Amendment Effective Date (the “TriplePoint Payoff”). On or before the consummation of the TriplePoint Payoff, Borrower shall deliver to Bank a duly executed original signature to a payoff letter from TriplePoint which provides evidence that (i) the TriplePoint Loan Documents will be terminated upon the TriplePoint Payoff and all amounts thereunder will be paid in full, (ii) the Liens securing TriplePoint Indebtedness will be terminated and (iii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the Initial Fifth Amendment Advance, be terminated.

2.2 Removal of EXIM Loan Facility. Bank and Borrower hereby agree that effective as of the date hereof, all Obligations due and owing to Bank in connection with the EXIM Advances have been paid in full and that Bank has no further commitment or obligation to make EXIM Advances to Borrower under the EXIM Loan Agreement. Bank and Borrower further agree that the EXIM Loan Agreement and each of the other EXIM Loan Documents (as defined in the EXIM Loan Agreement) are hereby terminated in their entirety and are of no further force or effect.

2.3 Section 2.1.1 (Revolving Advances). The first sentence of Section 2.1.1(b) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

Subject to the terms and conditions of this Agreement, as part of the Revolving Line, Bank shall make non-formula advances (the “Non-Formula Advances”) to Borrower in an aggregate amount not to exceed (a) the Non-Formula Amount minus (b) the sum of all outstanding principal amounts of any Non-Formula Advances.

2.4 Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

2.3 Payment of Interest on the Credit Extensions.

(a) Interest; Payment. Subject to Section 2.3(e), each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate minus the Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.0%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(b) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5 hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(d) Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(e) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(g) Minimum Interest. In the event the aggregate amount of interest earned by Bank in any month (such period, the “Minimum Interest Period,” with the initial period beginning on the Fifth Amendment Effective Date and continuing with each month thereafter until the earlier of the Revolving Line Maturity Date or the date this Agreement is terminated) is less than the amount of interest which would have accrued if the average daily outstanding balance of the Revolving Line during such month had been Ten Million Dollars ($10,000,000) (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) (“Minimum Interest”), Borrower shall pay to Bank, upon demand by Bank, an amount equal to (i) the Minimum Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) in such Minimum Interest Period. The amount of Minimum Interest charged shall be prorated for any partial Minimum Interest Period. Borrower shall not be entitled to any credit, rebate, or repayment of any Minimum Interest pursuant to this Section 2.3(g) notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under this Section 2.3(g) pursuant to the terms of Section 2.3(f). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of this Section 2.3(g).

2.5 Section 2.4 (Fees). Section 2.4 of the Loan Agreement is hereby amended by adding Sections 2.4(d) and 2.4(e) in their entirety immediately after Section 2.4(c) of the Loan Agreement as follows:

(d) Termination Fee. Upon termination of this Agreement for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to Four Hundred Thousand Dollars ($400,000), provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank.

(e) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.3(f). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.6 Section 3.3 (Conditions Precedent to all Credit Extensions). Section 3.3(c) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(c) in Bank’s sole discretion, there has not been (i) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or (ii) a material impairment of the propsect of repayment of any portion of the Obligations.

2.7 Section 3.5 (Procedures for Borrowing). Section 3.5 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

3.5 Procedures for Borrowing.

(a) Advances.

(i) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances is necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.

(ii) On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.

2.8 Section 3 (Conditions of Loans). Section 3 of the Loan Agreement is hereby amended by adding Sections 3.6, 3.7 and 3.8 in their entirety immediately after Section 3.5 of the Loan Agreement as follows:

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists and is continuing; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Advances to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and 3.8(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over

(B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.8 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may in its reasonable discretion determine to be necessary to compensate it for any costs incurred by Bank that Bank in its reasonable discretion determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.8, Borrower shall not be required to compensate Bank pursuant to this Section 3.8(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.8(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or

Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

2.9 Section 5.4 (Litigation). Section 5.4 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

5.4 Litigation.

Except as otherwise disclosed to Bank pursuant to the terms of Section 6.2(i), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs payable by Borrower or any of its Subsidiaries in an amount that is more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) (and not covered by independent third-party insurers as to which liability has been accepted by such third-party insurance company).

2.10 Section 5.8 (Subsidiaries; Investments). Section 5.8 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

5.8 Subsidiaries; Investments.

Except for (i) equity interests in the Cayman Subsidiary, UK Subsidiary, PRC Subsidiary, New Zealand Subsidiary, Australian Subsidiary, Dutch Subsidiary, German Subsidiary and French Subsidiary, and (ii) Permitted Investments, Borrower does not own any stock, partnership, or other ownership interest or other equity securities.

2.11 Section 5.9 (Tax Returns and Payments; Pension Contributions). Section 5.9 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

5.9 Tax Returns and Payments; Pension Contributions.

Borrower has timely filed all required tax returns and reports (except where the failure to file any such tax return or report does not result in penalties or other liabilities to Borrower in excess of, individually, Fifty Thousand Dollars ($50,000), or in the aggregate at any time, Two Hundred Thousand Dollars ($250,000), and there are no Liens on any of the Collateral in favor of a Governmental Authority resulting from the failure to file any such tax return or report except for “Permitted Liens”), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions that do not at any time exceed an amount of, individually, Fifty Thousand Dollars ($50,000), or in the aggregate at any time, Two Hundred Fifty Thousand Dollars ($250,000) and there are no Liens on any of the Collateral in favor of a Governmental Authority resulting from such unpaid taxes, assessments, deposits and contributions except for “Permitted Liens”. Borrower may defer payment of any contested taxes, provided that Borrower (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

2.12 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

6.2 Financial Statements, Reports, Certificates.

Deliver to Bank:

(a) Borrowing Base Reports. At all times that Borrower is not Streamline Eligible, within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable (by invoice date), (ii) a Deferred Revenue report, in form acceptable to Bank, (iii) and sell-through reports (if applicable), in a form acceptable to Bank in its reasonable discretion (the “Borrowing Base Reports”);

(b) Borrowing Base Certificate. At all times that Borrower is not Streamline Eligible, within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c) Monthly Financial Statements. At all times that Borrower is not Streamline Eligible, as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank in its reasonable discretion (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. At all times that Borrower is not Streamline Eligible, within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement (except as otherwise set forth therein), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(e) Quarterly Compliance Certificate. At all times that Borrower is Streamline Eligible, within forty-five (45) days after the last day of each quarter and together with the latest quarterly SEC Filings (as defined below), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement (except as otherwise set forth therein), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(f) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(g) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt;

(h) SEC Filings. At all times that Borrower is subject to the reporting requirements under the Exchange Act, within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower (i.e., 10-Q, 10-K and 8-K) with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be (collectively, the “SEC Filings”). Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the SEC makes such documents publically available or Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(i) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more (and not covered by independent third-party insurers as to which liability has been accepted by such third-party insurance company);

(j) Intellectual Property Notice. Promptly, but in no event later than forty-five (45) days after the last day of each quarter, written notice to Bank of (i) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (ii) Borrower’s receipt of written notice of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(k) Board Approved Projections. As soon as available, but no later than fifteen (15) days after approval by Borrower’s Board of Directors, balance sheet, income statement projections, and annual financial projections for the following fiscal year approved by Borrower’s Board of Directors and commensurate in form and substance with those provided to Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial plans and projections; and

(l) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

2.13 Section 6.4 (Taxes; Pensions). Section 6.4 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

6.4 Taxes; Pensions.

Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (except where the failure to file any such tax return or report does not result in penalties or other liabilities to Borrower in excess of, individually, Fifty Thousand Dollars ($50,000), or in the aggregate at any time, Two Hundred Fifty Thousand Dollars ($250,000), and there are no Liens on any of the Collateral in favor of a Governmental Authority resulting from the failure to file any such tax return or report except for “Permitted Liens”) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (i) taxes, assessments, deposits and contributions that do not at any time exceed an amount of, individually, Fifty Thousand Dollars ($50,000), or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) and there are no Liens on any of the Collateral in favor of a Governmental Authority resulting from such unpaid taxes, assessments, deposits and contributions except for “Permitted Liens”, and (ii) deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

2.14 Section 6.5 (Insurance). The fifth sentence of Section 6.5 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least (i) thirty (30) days notice before canceling, or amending its policy, (ii) ten (10) days notice in the case of nonpayment of premium and (iii) ten (10) days notice before the expiration of the policy after the insurer declines to renew its policy.

2.15 Section 6.6 (Operating Accounts). Reference is made to Section 2.2 of that certain Fourth Amendment to Loan and Security Agreement dated April 4, 2014 by and between Bank and Borrower (the “Fourth Amendment”) which incorrectly referred to Section 6.6 of the Loan Agreement (Operating and Investment Accounts) as Section 6.8 of the Loan

Agreement. In furtherance of the foregoing and for purposes of clarification, Bank and Borrower hereby agree that the Operating Accounts section as described in Section 2.2 of the Fourth Amendment effectively amended Section 6.6 of the Loan Agreement (Operating and Investment Accounts) and not Section 6.8 of the Loan Agreement (Protection of Intellectual Property Rights) and that all of the terms of Section 6.8 of the Loan Agreement (Protection of Intellectual Property Rights) remain in full force and effect without having been deemed amended or modified in any way by the Fourth Amendment. Notwithstanding anything to the contrary herein, Section 6.6 of the Loan Agreement (Operating Accounts), as amended pursuant to the terms in Section 2.2 of the Fourth Amendment, is hereby amended in its entirety and replaced with the following:

6.6 Operating and Investment Accounts.

(a) Maintain all of its primary operating and investment accounts with Bank and Bank’s Affiliates and conduct all of its primary domestic banking services and foreign currency exchange and letters of credit through Bank and Bank’s Affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

2.16 Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

6.7 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.25 to 1.00.

2.17 Section 6.10 (Access to Collateral; Books and Records). The second sentence of Section 6.10 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

Such inspections or audits shall be conducted no more often than once every twelve (12) months (or as more frequently as Bank shall determine conditions warrant based on the results of field examinations, in its sole discretion) unless an Event of Default has occurred and is continuing.

2.18 Section 7.2 (Changes in Business, Management, Ownership, or Business Locations). Clause (c)(i) in the first paragraph of Section 7.2 is hereby amended in its entirety and replaced with the following:

(c)(i) [Reserved];

2.19 Section 7.2 (Changes in Business, Management, Ownership, or Business Locations). The second sentence in the second paragraph of Section 7.2 is hereby amended in its entirety and replaced with the following:

If Borrower intends to deliver any portion of the Collateral (other than Inventory in transit in the ordinary course of business) valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee in the United States, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

2.20 Section 7.7 (Distributions; Investments). Section 7.7 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

7.7 Distributions; Investments.

(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase (with such amount to include any withholding taxes) the stock of former directors, officers, employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided (A) such repurchase does not exceed Fifteen Million Dollars ($15,000,000) in the aggregate per fiscal year and (B) after such repurchase Borrower is in pro forma compliance with the financial covenant set forth in Section 6.7 above, on the closing date of each such repurchase, and on a projected twelve (12) month basis; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

2.21 Section 8.7 (Judgments). Section 8.7 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

8.7 Judgments.

One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (unless such matter is adequately covered by independent third-party insurance as to which liability has been accepted by such insurance carrier or undertaken the defense thereof subject only to customary reservation of rights) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

2.22 Section 8.13 (Cross-Default with TriplePoint Loan Documents). Effective immediately after the consummation of the TriplePoint Payoff, Section 8.13 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

8.13 [Reserved].

2.23 Section 10 (Notices). The address and contact information of Borrower and Bank set forth in Section 10 of the Loan Agreement are amended in their entirety and replaced with the following:

If to Borrower:	Aerohive Networks, Inc.
330 Gibraltar Drive
Sunnyvale, California 94089
Attn: Chief Financial Officer
Email: gbrooks@aerohive.com

If to Bank:	Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, California 94105
Attn: Alina Zinchik, Vice President
Email: azinchik@svb.com

2.24 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended in their entirety and replaced with the following:

“Availability Amount” is (A) the lesser of (x) the Revolving Line or (y) the amount available under the Aggregate Borrowing Base, minus (B) the outstanding principal balance of any and all Formula Advances.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Default Rate” is defined in Section 2.3(e).

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number (last three digits) 575, maintained by Borrower with Bank.

“Foreign Borrowing Base” is seventy percent (70%) of Eligible Foreign Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, the Floating Charge, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Non-Formula Amount” is, at all times that Borrower is Streamline Eligible, an aggregate amount not to exceed Twenty Million Dollars ($20,000,000), and at all other times, an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, consolidation or otherwise) or series of related Acquisitions by Borrower or Borrower’s Subsidiaries of all or substantially all of the capital stock, ownership interest or property of another Person in which: (a) the Borrower’s board of directors has approved; (b) the Person so acquired is in a similar line of business or a business reasonably related thereto; (c) the Borrower is the sole surviving corporation; (d) total cash consideration for all Acquisitions during any fiscal year does not exceed Fifteen Million Dollars ($15,000,000); (e) the Acquisition is not a hostile acquisition; (f) at the time of the Acquisition and after giving effect to the Acquisition, there shall not exist any Event of Default under this Agreement or any of the Loan Documents; and (g) Borrower is in pro forma compliance with the financial covenant set forth in Section 6.7 of this Agreement, on the closing date of each Permitted Acquisition, and on a projected twelve (12) month basis.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Revolving Line” is an Advance or Advances in an amount equal to Twenty Million Dollars ($20,000,000).

“Revolving Line Maturity Date” is March 31, 2017.

(b) Effective immediately after the consummation of the TriplePoint Payoff, clause (j) of the definition of “Permitted Indebtedness” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(j) [Reserved].

(c) Clause (h) of the definition of “Permitted Indebtedness” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time; and

(d) Clauses (f) and (k) of the definition of “Permitted Investments” set forth in Section 13.1 of the Loan Agreement are hereby amended in their entirety and replaced with the following:

(f) Investments (i) by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(k) provided no Event of Default has occurred and is continuing, other Investments not otherwise permitted by Section 7.7 not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding in any fiscal year.

(e) The definition of “Permitted Investments” set forth in Section 13.1 of the Loan Agreement is hereby amended by adding clause (l) in its entirety immediately after clause (k) of the definition as follows:

(l) (i) Permitted Acquisitions and (ii) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement which is otherwise a Permitted Investment.

(f) Clauses (c) and (d) of the definition of “Permitted Liens” set forth in Section 13.1 of the Loan Agreement are hereby amended in their entirety and replaced with the following:

(c) purchase money Liens (i) on Equipment (and any attachments, accessions, parts, replacements, or improvements thereon and the proceeds thereof) acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of mechanics, carriers, warehousemen, suppliers, or other similar Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Effective immediately after the consummation of the TriplePoint Payoff, clause (l) of the definition of “Permitted Liens” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(l) [Reserved].

(h) The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement:

“Adjusted Quick Ratio” means, as of the date of determination, a ratio of (a) Quick Assets to (b) (i) Current Liabilities minus the current portion of Deferred Revenue, plus (without duplication) (ii) all Consolidated Funded Indebtedness.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of Borrower.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness, whether current or long-term, for borrowed money and all obligations and indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) the face amount of all outstanding letters of credit (including standby and commercial), and all Indebtedness arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Indebtedness in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness in respect of capital leases and synthetic lease obligations, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Current Liabilities” are all Obligations of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Dutch Subsidiaries” mean Aerohive Networks Netherlands Cooperatief U.A. (Dutch Co-Op) and Aerohive Networks Netherlands B.V., companies registered under the laws of the Netherlands and a wholly-owned Subsidiary of Borrower.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States and which (a) otherwise satisfy the definition of Eligible Accounts, and (b) are billed and collected in the United States

“Fifth Amendment Effective Date” means March 31, 2015.

“French Subsidiary” means a company expected to be registered under the laws of France and a wholly-owned Subsidiary of Borrower.

“German Subsidiary” means a company expected to be registered under the laws of Germany and a wholly-owned Subsidiary of Borrower.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one, two, three, or six months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is two and one-quarter of one percent (2.25%).

“Minimum Interest” is defined in Section 2.3(g).

“Minimum Interest Period” is defined in Section 2.3(g).

“Net Cash” is, as of the date of determination, the sum of all of Borrower’s unrestricted cash maintained at Bank less short and long term outstanding Indebtedness.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5(a), substantially in the form of Exhibit F, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit G, with appropriate insertions.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is one-half of one percent (0.50%).

“Quick Assets” is, on any date, Borrower’s and its Subsidiaries’ consolidated, unrestricted cash and Cash Equivalents maintained with Bank, plus net billed accounts receivable.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“SEC Filings” is defined in Section 6.2(h).

“Streamline Eligible” means, at all times that Borrower’s Net Cash is greater than or equal to Fifty Million Dollars ($50,000,000) and no Event of Default has occurred and is continuing; provided, however, if Borrower’s Net Cash is less than Fifty Million Dollars ($50,000,000) on any day, Borrower will not be Streamline Eligible until such time as Bank confirms that Borrower’s Net Cash was greater than or equal to Fifty Million Dollars ($50,000,000) at all times during the immediately preceding full calendar month. A period in which Borrower is Streamline Eligible (other than one commencing on the Fifth Amendment Effective Date, if applicable) may only commence on the first (1st) day of a calendar month.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s and its Subsidiaries’ consolidated balance sheets, but excluding all Subordinated Debt (if any).

(i) The defined terms “EXIM Advance”, “EXIM Bank”, “EXIM Borrower Agreement”, “EXIM Effective Date”, “EXIM Eligible Foreign Accounts”, “EXIM Loan Agreement”, “EXIM Loan Documents”, “Export Order”, “Liquidity Ratio”, and “Key Person”, and their respective definitions as set forth in Section 13.1 of the Loan Agreement are hereby deleted in their entirety and all occurrences of and references to such terms in the Loan Agreement are hereby deleted in their entirety and from and after the date hereof shall be of no further force and effect under the Loan Agreement.

(j) Effective immediately after the consummation of the TriplePoint Payoff, the defined terms “TriplePoint”, “TriplePoint Indebtedness”, “TriplePoint Loan Documents”, and “TriplePoint Subordination Agreement”, and their respective definitions as set forth in Section 13.1 of the Loan Agreement are hereby deleted in their entirety and all occurrences of and references to such terms in the Loan Agreement are hereby deleted in their entirety and from and after the date hereof shall be of no further force and effect under the Loan Agreement.

2.25 Payment/Advance Form. The Payment/Advance Form attached to the Loan Agreement as Exhibit B is amended in its entirety and replaced with the Payment/Advance Form in the form of Exhibit B attached hereto. From and after the Fifth Amendment Effective Date, all references in the Loan Agreement to the Payment/Advance Form shall mean the Payment/Advance Form in the form attached hereto as Exhibit B.

2.26 Borrowing Base Certificate. The Borrowing Base Certificate attached to the Loan Agreement as Exhibit C is amended in its entirety and replaced with the Borrowing Base Certificate in the form of Exhibit C attached hereto. From and after the Fifth Amendment Effective Date, all references in the Loan Agreement to the Borrowing Base Certificate shall mean the Borrowing Base Certificate in the form attached hereto as Exhibit C.

2.27 Compliance Certificate. The Compliance Certificate attached to the Loan Agreement as Exhibit D is amended in its entirety and replaced with the Compliance Certificate attached hereto as Exhibit D. From and after the Fifth Amendment Effective Date, all references in the Loan Agreement to the Compliance Certificate shall mean the Compliance Certificate in the form attached hereto as Exhibit D.

2.28 Notice of Borrowing. From and after the Fifth Amendment Effective Date, Exhibit F (Form of Notice of Borrowing) is hereby added to the Loan Agreement in its entirety in the form attached hereto as Exhibit F. From and after the Fifth Amendment Effective Date, all references in the Loan Agreement to the Notice of Borrowing shall mean the Loan Supplement in the form attached hereto as Exhibit F.

2.29 Notice of Conversion/Continuation. From and after the Fifth Amendment Effective Date, Exhibit G (Form of Notice of Conversion/Continuation) is hereby added to the Loan Agreement in its entirety in the form attached hereto as Exhibit G. From and after the Fifth Amendment Effective Date, all references in the Loan Agreement to the Notice of Conversion/Continuation shall mean the Notice of Conversion/Continuation in the form attached hereto as Exhibit G.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3 In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on April 4, 2014 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms,

except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective as of the Fifth Amendment Effective Date upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of the Perfection Certificate of Borrower dated of even date herewith, (c) the duly executed signatures to the completed Borrowing Resolutions for Borrower dated of even date herewith, and (d) Bank’s receipt of evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

AEROHIVE NETWORKS, INC.

By:	/s/ Gordon C. Brooks
Name:	Gordon C. Brooks
Title:	Senior Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Alina Zinchik
Name:	Alina Zinchik
Title:	Vice President

[Signature Page to 5th Amendment to Loan and Security Agreement]

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date:

LOAN PAYMENT:

Borrower: AEROHIVE NETWORKS, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to: ____________________________________________________________________________________

Special Instruction: _____________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C - BORROWING BASE CERTIFICATE

Borrower: Aerohive Networks, Inc.
Lender: Silicon Valley Bank
Commitment Amount: $20,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable (invoiced) Book Value as of	$
2. Additions (Please explain on next page)	$
3. Less: Intercompany / Employee / Non-Trade Accounts	$
4. NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5. Affiliate Accounts	$
6. 90 Days Past Invoice Date	$
7. Credit Balances over 90 Days	$
8. Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$
9. Foreign Account Debtor Accounts	$
10. Foreign Invoiced and/or Collected Accounts	$
11. Contra / Customer Deposit Accounts	$
12. U.S. Government Accounts	$
13. Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
14. Accounts with Memo or Pre-Billings	$
15. Contract Accounts; Accounts with Progress / Milestone Billings	$
16. Accounts for Retainage Billings	$
17. Trust / Bonded Accounts	$
18. Bill and Hold Accounts	$
19. Unbilled Accounts	$
20. Non-Trade Accounts (If not already deducted above)	$
21. Accounts with Extended Term Invoices (Net 90+)	$
22. Chargebacks Accounts / Debit Memos	$
23. Product Returns / Exchanges	$
24. Disputed Accounts; Insolvent Account Debtor Accounts	$
25. Other (Please explain on next page)	$
26. Concentration Limits	$
27. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

28. Eligible Accounts (#4 minus #27)	$
29. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #28)	$

ELIGIBLE FOREIGN ACCOUNTS
30. Eligible Foreign Accounts as of	$
31. ELIGIBLE AMOUNT OF ELIGIBLE FOREIGN ACCOUNTS (70% of #30)	$

BALANCES
32. Maximum Loan Amount	$20,000,000
33. Total Funds Available [Lesser of #32 or (#29 plus #31)]	$
34. Present balance owing on Line of Credit (including any outstanding Non-Formula Advances)	$
35. RESERVE POSITION (#33 minus #34)	$

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants on behalf of Borrower that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

COMMENTS:		Received by:
AUTHORIZED SIGNER
Date:
By:		Verified:
	Authorized Signer		AUTHORIZED SIGNER

Date:		Date:
Compliance Status: Yes No

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	AEROHIVE NETWORKS, INC.

The undersigned authorized officer of Aerohive Networks, Inc. (“Borrower”) certifies on behalf of Borrower and not in any individual capacity that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) no Events of Default have occurred and are continuing; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP (subject in the case of unaudited financial statements to normal year-end adjustments and the absence of footnotes) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate (“CC”)	When not Streamline Eligible: Monthly within 30 days	Yes No

Quarterly Compliance Certificate (“CC”) with latest quarterly SEC Filings	When Streamline Eligible: Quarterly within 45 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 90 days	Yes No

SEC Filings (i.e., 10-Q, 10-K and 8-K)	Within 5 days after filing with SEC	Yes No

Borrowing Base Certificate, A/R & A/P Agings	When not Streamline Eligible: Monthly within 30 days	Yes No

Deferred Revenue Reports, Sell-Through Reports (if applicable)	When not Streamline Eligible: Monthly within 30 days	Yes No

Annual Board-Approved Financial Projections	Within 15 days after Board Approval	Yes No

Streamline Eligibility	Required	Actual	Complies	Non-Formula Amount
If Net Cash is greater than or equal to:	$50,000,000	$	Yes No	$20,000,000
If Net Cash is less than:	$50,000,000	$	Yes No	$10,000,000

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	1.25:1.00	:1.00	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following is a list of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property:

(For the avoidance of doubt, Section 6.2(j) of the Agreement requires that Borrower provide written notice of the matters described in the aforementioned clauses (i), (ii) and (iii) promptly, but in no event later than forty-five (45) days after the last day of each quarter.)

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

AEROHIVE NETWORKS, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER

Name:	Date:

Title:
Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Adjusted Quick Ratio (Section 6.7(a))

Required:             1.25:1.00

Actual:

A.	Aggregate value of Borrower and its Subsidiaries’ consolidated, unrestricted cash and cash equivalents maintained with Bank, plus net billed accounts receivable	$

B.	Aggregate value of Borrower and its Subsidiaries’ consolidated net billed accounts receivable	$

C.	Quick Assets (line A plus line B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Aggregate value of obligations that should, under GAAP, be classified as liabilities on Borrower and its Subsidiaries’ consolidated balance sheets, but excluding all subordinated debt (if any), and not otherwise reflected in line D above that matures within one (1) year	$

F.	Current Liabilities (line D plus line E), minus all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue	$

G.	On a consolidated basis, the sum (without duplication) of Borrower and its Subsidiaries’ (a) outstanding principal amount of all Indebtedness, whether current or long-term, for borrowed money and all obligations and indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) purchase money Indebtedness, (c) the face amount of all outstanding letters of credit (including standby and commercial), and all Indebtedness arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) indebtedness in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness in respect of capital leases and synthetic lease obligations, (f) without duplication, guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.	$

H.	Aggregate Liabilities (line F plus line G)	$

I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

EXHIBIT F

FORM OF NOTICE OF BORROWING

AEROHIVE NETWORKS, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Alina Zinchik, Vice President

Email: azinchik@svb.com

RE:	That certain LOAN AND SECURITY AGREEMENT dated as of June 21, 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between AEROHIVE NETWORKS, INC., a Delaware corporation (“Borrower”), and SILICON VALLEY BANK, a California corporation (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5(a) of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date1, which shall be a Business Day, of the requested borrowing is                     .

2. The currency of the requested borrowing is U.S. Dollars.

3. The aggregate amount of the requested Advance is $        .

4. The requested Advance shall consist of $         of Prime Rate Advances and $         of LIBOR Advances.

5. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be              months.

[1]	Advance requests for LIBOR Advances must be submitted by 12:00 pm Pacific time at least three (3) Business Days prior to Funding Date. Advance requests for Prime Rate Advances must be submitted by 12:00 pm Pacific time on the Funding Date.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date: (i) if Borrower is Streamline Eligible, the Revolving Line, or (ii) if Borrower is not Streamline Eligible, the lesser of either (A) the Revolving Line or (B) the Aggregate Borrowing Base plus the Non-Formula Amount.

BORROWER	AEROHIVE NETWORKS, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

EXHIBIT G

FORM OF NOTICE OF CONVERSION/CONTINUATION

AEROHIVE NETWORKS, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Alina Zinchik, Vice President

Email: azinchik@svb.com

RE:	That certain LOAN AND SECURITY AGREEMENT dated as of June 21, 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between AEROHIVE NETWORKS, INC., a Delaware corporation (“Borrower”), and SILICON VALLEY BANK, a California corporation (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is             , 20    .

2. The aggregate amount of the proposed Advances to be [converted] is $         or [continued] is $        .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be              months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c) at any time in which Borrower is Streamline Eligible, the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Revolving Line,

(d) at any time, (a) the requested [conversion] [continuation] will not cause the outstanding principal amount of any Formula Advances to exceed, as of the designated Funding Date, the lesser of either the Revolving Line or the Aggregate Borrowing Base, and (b) the requested [conversion] [continuation] will not cause the outstanding principal amount of any Formula Advances and Non-Formula Advances to exceed, as of the designated Funding Date, the lesser of either (A) the Revolving Line or (B) the Aggregate Borrowing Base plus the Non-Formula Amount.

BORROWER	AEROHIVE NETWORKS, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%